EXHIBIT 10.3

Niall Tuckey	Citibank Europe plc
Vice President	1 North Wall Quay
ILOC Product	Dublin 1, Ireland

Tel +353 (1) 622 7430
Fax +353 (1) 622 2741
Niall.Tuckey@Citi.com
Date    30 June 2011

Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”) The Belvedere Building 69 Pitts Bay Road, 2nd Floor Pembroke, HM08, Bermuda	Platinum Underwriters Reinsurance, Inc. (“Platinum America”) 2 World Financial Center 225 Liberty Street, Suite 2300 New York, NY 10281

For attention of:Gavin Collery, Senior Vice President, Chief Financial Officer and Secretary	For attention of: N. Adriana Nivia, Senior Vice President, Chief Financial Officer and Treasurer

Platinum Underwriters Holdings, Ltd. (“Platinum Holdings”) The Belvedere Building 69 Pitts Bay Road, 2nd Floor Pembroke, HM08, Bermuda
For attention of: Allan C. Decleir, Executive Vice President and Chief Executive Officer
Dear Sirs
1.	Committed letter of credit facility

Further to recent discussions, Citibank Europe plc (“CEP”) is pleased to confirm its committed letter of credit issuance facility (the “Facility”) subject to the terms and conditions set out in this Letter.

2.	Amount

The Facility shall be in a maximum aggregate amount of USD 100,000,000 (the “Facility Limit”) and shall be made available jointly to Platinum Bermuda and Platinum America (each a “Company” and together the “Companies”). All or any part of the Facility shall be available to either Company save that a utilisation by one Company shall reduce the remaining availability for itself and the other Company. The aggregate of all utilisations made by the Companies under the Facility shall not exceed the Facility Limit. No Credit will be issued under the Facility after 31 December 2013 (the “Availability End Date”) and no Credit will be issued under the Facility unless it is expressed to expire no later than 31 December 2014 (the “Facility Expiry Date”).

3.	Facility Documents

Each Company shall enter into the following documents in relation to the Facility:

(a)	a pledge agreement (a “Pledge Agreement”) granted by the Company in favour of CEP in relation to certain securities and custody account or accounts owned and held by the Company;

(b)	a control agreement (a “Account Control Agreement”) between the Company, CEP and State Street Bank and Trust Company (the “Custodian”) in relation to (a) above;

(c)	a corporate mandate (a “Corporate Mandate”); and

(d)	a general communications indemnity (a “General Communications Indemnity”) granted by the Company in favour of CEP.
The Companies together shall enter into the following documents in relation to the Facility:
(e)	an insurance letters of credit — master agreement (Form 3/CEP) (the “Master Agreement”) between the Companies and CEP; and

(f)	a fee letter (the “Fee Letter”) between the Companies and CEP.
In the event of any inconsistency between the terms of this Letter and the terms of any Facility Document, the terms of this Letter shall prevail to the extent of the inconsistency.

4.	Conditions precedent

A Company shall not request the issue of any Credit until CEP has received the documents and other evidence specified below in a form and substance satisfactory to CEP (each a “Condition Precedent”):
(a)	the enclosed duplicate of this Letter, duly executed on behalf of each Specified Company before 4pm on the 14th day after the date of this Letter;

(b)	each other Facility Document to which that Company is a party, together with any document to be delivered under each such Facility Document, duly executed on behalf of that Company;

(c)	evidence that all registrations, filings and other steps necessary (other than any specifically referred to as conditions subsequent) to perfect any security interest created over that Company’s assets pursuant to the Facility Documents have been fulfilled;

(d)	certified copies of the constitutional documents of that Company;

(e)	the most recent 10Q filing in respect of the Group;

(f)	a legal opinion in relation to that Company (which for Platinum Bermuda is a legal opinion issued by CEP’s Bermudan counsel and for Platinum America is a legal opinion issued by Platinum America’s Maryland counsel) in a form and substance satisfactory to CEP; and

(g)	such other documents and other evidence as CEP may reasonably require prior to the date of issuance of the first Credit for that Company.

To avoid doubt, the parties to this Letter accept that (i) the conditions precedent in relation to one Company may be satisfied and a Credit issued on behalf of that Company before the conditions precedent are satisfied for the other Company, or that the conditions precedent for the other Company may never be satisfied; and (ii) once the conditions precedent in relation to one Company are satisfied that Company may request the issue of a Credit and may request subsequent Credits without having to satisfy any of the Conditions Precedent again.
5.	Utilisation requests

5.1	Whenever a Company wishes CEP to issue a Credit under the Facility, it shall give a duly completed application form in accordance with the Master Agreement.

5.2	CEP shall be entitled to examine each request to issue a Credit on a case-by-case basis and, notwithstanding clause 1.1(i) of the Master Agreement or clause 5 of each General Communications Indemnity, during the continuance of this Letter, shall only be entitled to decline any such request without liability where:
(a)	such request would cause CEP to be in breach of any law of any jurisdiction (including without limitation any breach of sanctions imposed by the law of the United States of America); or

(b)	the Credit requested is in a currency which is not an Approved Currency;

(c)	upon the issuance of the requested Credit the provision of paragraph 2 would not be complied with;

(d)	the request was received by CEP after the date falling five (5) days before (but not counting) the Availability End Date;

(e)	the Company making the request fails to deposit in an account with the Custodian cash and/or securities in an amount and otherwise in accordance with the requirements of that Company’s Pledge Agreement;

(f)	the Company making the request is in breach (unless such breach is capable of remedy and has been remedied to the satisfaction of CEP) of any provision of any Facility Document; and/or

(g)	any of the representations or warranties set out in paragraph 9 or in clause 2 (Representations and Warranties) of the Master Agreement is not true in all material respects in relation to the Company making the request.
5.3	Subject to paragraph 5.2, CEP shall comply with a request for a Credit in accordance with the requirements of a duly completed application form delivered pursuant to paragraph 5.1.

6.	Interest

6.1	Without prejudice to any obligation of a Company to reimburse (immediately or otherwise) CEP any sum paid by CEP to a Beneficiary under a Credit issued on behalf of that Company, that Company shall pay interest on the amount drawn by that Beneficiary under that Credit for the period on and from the date of such drawing until reimbursement by that Company at a rate per annum of (a) LIBOR (or if LIBOR is unavailable, CEP’s equivalent overnight borrowing rate) plus (b) 1% plus (c) Citigroup Inc.’s 5-year credit default swap spread.

6.2	Any interest accruing under this paragraph 6 shall be immediately payable by the relevant Company on demand by CEP. Such interest shall be compounded in accordance with the usual practice of CEP.

6.3	Interest due from either Company under this Letter shall:

(a)	be calculated and accrue from day to day;

(b)	be calculated on the basis of the actual number of days elapsed and a 360 day year (or such other day count convention as is market practice for the relevant currency); and

(c)	be payable both before and after judgment.
7.	Fees

The fees that each Company is obliged to pay to CEP in connection with the Facility are as set out in the Fee Letter.

8.	Repayment and expiry

The provisions of paragraph 2 shall apply. CEP and the Companies may commence negotiations, without being under any obligation, on the renewal of the Facility no earlier than 90 days, and no later than 60 days, before the Availability End Date.

9.	Representations and Warranties

9.1	Each Company represents and warrants to CEP, on the date of its acceptance of this Letter and on each day it signs an Application Form in accordance with the Master Agreement (by reference to the facts and circumstances then existing) until this Letter has expired or terminated, that:
(a)	it (i) is duly organised, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or organisation, (ii) has the requisite corporate power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (iii) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of transactions contemplated by this Letter and the other Facility Documents) as to each of the foregoing, except where the failure to do so would not have a material adverse effect on (a) the financial condition of the Group or (b) such Company’s ability to satisfy any of its obligations under any Facility Document;

(b)	the execution, delivery and performance by it of this Letter and any other Facility Document to which it is a party and the consummation of the transactions contemplated hereby, are within its corporate powers, have been duly authorised by all necessary corporate action, and do not contravene (i) its constitutional documents; (ii) any law; or (iii) any contractual restriction binding on or affecting it except, in the case of this paragraph (iii), where such contravention would not have a material adverse effect on (a) the financial condition of the Group or (b) such Company’s ability to satisfy any of its obligations under any Facility Document;

(c)	no authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required for the due execution, delivery and performance by it of this Letter, any other Facility Document to which it is a party or in respect of any Credit issued on its behalf, except for those authorisations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect; and

(d)	this Letter and each other Facility Document to which it is a party have been duly executed and delivered by it and constitute the legal, valid and binding obligation of it enforceable against it in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganisation, moratorium or similar law affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).
9.2	Platinum Holdings represents and warrants to CEP, on the date of its acceptance of this Letter and on each day a Company signs an Application Form in accordance with the Master Agreement (by reference to the facts and circumstances then existing) until this Letter has expired or terminated, that:
(a)	The consolidated financial statements included in the quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Platinum Holdings, copies of which have been furnished to CEP, have been prepared in accordance with generally accepted accounting principles in the U.S. (subject to the absence of notes required by such accounting principles and to normal year-end adjustments) and present fairly, in all material respects, the financial position of the Group and the results of its operations as of the dates and for the periods indicated. Since March 31, 2011, there has been no material adverse change to the financial condition of the Group, provided that, so long as the aggregate losses recognized by the Group under the terms of catastrophe bonds, reinsurance arrangements and other similar arrangements in any fiscal quarter do not exceed 10 percent of shareholders’ equity less accumulated other comprehensive income or accumulated other comprehensive loss as of the end of such quarter as set forth in the consolidated balance sheet of the Group included in the quarterly report on Form 10-Q for such quarter, the occurrence of such losses shall not be deemed to cause such a material adverse change.

(b)	There is no pending or, to its knowledge, threatened action, suit, investigation, litigation or proceeding affecting any member of the Group before any court, governmental agency or arbitrator that would be reasonably likely to (i) have a material adverse effect on the financial position of the Group or (ii) affect the legality, validity or enforceability of this Letter or any Facility Document or the consummation of the transactions contemplated hereby.
9.3	Each Company represents and warrants to CEP, on the date of its acceptance of this Letter, that it has an A.M. Best Rating of A- (or equivalent) or better.

10.	Undertakings

Each Company undertakes to CEP that it shall:
(a)	ensure that CEP receives each annual report on Form 10-K filed by Platinum Holdings with the SEC as soon as it is available and in any event within 90 days of its financial year end;

(b)	ensure that CEP receives each quarterly report on Form 10-Q filed by Platinum Holdings with the SEC as soon as it is available and in any event within 45 days of the end of the relevant quarter;

(c)	if at any time that Company’s A.M. Best Rating drops below A- or equivalent, ensure that, upon being instructed to do so by CEP, the Collateral (as defined in that Company’s Pledge Agreement) is moved to accounts with Citibank, N.A. and otherwise comply with the terms of Section 4(b) of each Pledge Agreement with Citibank, N.A. acting as replacement custodian;

(d)	ensure that CEP receives, no later than five Business Days after each Quarter Date (as defined in the Fee Letter), a certificate signed by an officer of Platinum Holdings confirming each Company’s A.M. Best Rating as at that Quarter Date; and

(e)	promptly upon, but in any event no later than two Business Days after, such Company’s A.M. Best Rating being upgraded or downgraded at any time, notify CEP in writing.
11.	Costs and Expenses

Each Company undertakes to indemnify CEP, on demand, for and against all actions, proceedings, losses, damages, charges, costs, expenses, claims and demands which are documented and reasonable (together referred to as “Indemnified Losses”) which CEP may incur, pay or sustain (except to the extent arising as a result of CEP’s own bad faith, gross negligence or wilful misconduct or that of the issuing bank or institution issuing the Credit) in connection with any Facility Document to which that Company is a party, the Facility or any Credit issued on that Company’s behalf under the Facility (including non-exclusively the cost of all registrations and any other legal fees that CEP incurs in relation to the Facility). If in relation to an Indemnified Loss it is possible to determine that one Company was wholly responsible for causing that Indemnified Loss, that Company shall indemnify CEP in full for that Indemnified Loss and that Indemnified Loss shall fall outside the other Company’s indemnity. In all other cases, the Companies shall be jointly and severally liable for the Indemnified Loss.

12.	Certificates

Any demand, notification or certificate issued by CEP specifying any amount due under this Letter or any Facility Document or any determination of any ratio shall, in the absence of manifest error, be conclusive and binding on each Company.

13.	Miscellaneous

13.1	Any breach of the provisions of this Letter by a Company shall constitute an Event of Default under (and as defined in) that Company’s Pledge Agreement (and any breach of the provisions of this Letter by Platinum Holdings shall constitute an Event of Default under (and as defined in) each Pledge Agreement) provided, where such breach is capable of remedy, such breach continues unremedied for five (5) Business Days after (a) such Company becomes aware of the breach or (b) being notified by CEP of such breach.

13.2	The rights of CEP under this Letter and the Facility Documents may be exercised as often as necessary; are cumulative and not exclusive of its rights under the general law; and may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right.

13.3	If any provision of this Letter or any Facility Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect (i) the legality, validity or enforceability in that jurisdiction of any other provision of that document; or (ii) the legality, validity or enforceability in any other jurisdiction of that or any other provision of that document.

13.4	In no event shall CEP be liable on any theory of liability for any special, indirect, consequential or punitive damages and each Company hereby waives, releases and agrees (for itself and on behalf of the other members of the Group) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its or their favour.

13.5	Without prejudice to any rights of set-off which may be available to CEP as a matter law, contract or otherwise, CEP may set off any obligation of either Company under the Facility Documents or in respect of any Credit issued or established on behalf that Company which is due and payable to CEP against any obligation owed by CEP or Citibank, N.A. to that Company (including without limitation in relation to any account held by that Company with CEP), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, CEP may convert either obligation using the CEP’s spot rate of exchange prevailing for the relevant currencies in the London foreign exchange market at or about 11am on the date of conversion for the purpose of the set-off. Citibank, N.A. may rely upon and enforce this paragraph 13.5, save that Citibank, N.A. shall not be entitled to exercise the foregoing right of set-off in relation to any account held by a Company with Citibank, N.A. (excluding any account held with Citibank N.A. over which a security interest is granted to CEP).

13.6	Clause 10 of the Master Agreement shall apply in respect of this Letter, with necessary changes.

13.7	The terms of this Letter may not be waived, modified or amended unless such waiver, modification or amendment is in writing and signed by CEP and the Companies, nor may either Company assign any of its rights hereunder without the prior written consent of CEP.

13.8	Unless expressly provided to the contrary, the obligations and liabilities of the Companies under this Letter and the other Facility Documents shall be several, and not joint.

13.9	Subject to paragraph 13.11, CEP and the Companies agree that the First Existing Credit will be transferred into, and adopted under, the Facility such that it will be deemed for all purposes to be a Credit under the Facility as if it had been issued by the issuing bank as nominee of CEP following a request by Platinum America to issue it under the Facility.

13.10	Subject to paragraph 13.11, CEP and the Companies agree that the Second Existing Credit will be transferred into, and adopted under, the Facility such that it will be deemed for all purposes to be a Credit under the Facility as if it had been issued by the issuing bank as nominee of CEP following a request by Platinum America to issue it under the Facility.

13.11	Paragraphs 13.9 and 13.10 shall have no effect unless and until CEP and Platinum America agree in writing that the First Existing Credit and the Second Existing Credit are deemed transferred to the Facility.

14.	Definitions and Interpretation

14.1	Terms defined in any Facility Document shall have the same meanings when used in this Letter. Additionally, the following terms have the following meanings.

A.M. Best Rating means a claims paying rating from A.M. Best Co. (or any successor), provided that if such rating system shall change, or if it (or its successors) shall cease to be in the business of rating the financial strength of insurance companies like the Companies, the Companies shall negotiate in good faith to amend the references to specific A.M. Best Co. ratings in this Letter to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that no such amendment shall be effective unless approved by CEP, acting reasonably).

Approved Currency means any of: U.S. dollars, Canadian dollars, English pounds sterling, Euro, Swiss francs, Japanese yen, New Zealand dollars, Australian dollars or any other currency which has been approved by CEP;

Beneficiary has the meaning given in the Master Agreement.

Business Day means a day (other than a Saturday or a Sunday) on which banks are generally open in Dublin and London and, when used with reference to a payment obligation of a Company, Bermuda and New York.

Credit has the meaning given in the Master Agreement.

Facility Documents means:

(a) this Letter,

(b) the documents specified in paragraphs 3(a) through 3(f), and

(c) any other document pursuant to which a security interest, guarantee or other form of credit support is created or exists in favour of CEP in respect of any obligation of either Company under any item referred to in the foregoing (a) or (b).

First Existing Credit means a letter of credit issued by Citibank Canada dated 13 January 2011 and subsequently amended on 4 February 2011 for USD 347,199.08 (reference no 5221011504) in favour of Commonwealth Insurance Co.

Group means Platinum Holdings and its subsidiaries from time to time included in the consolidated financial statements of Platinum Holdings filed with the SEC, and the Companies.

LIBOR means the overnight rate for US Dollars which appears on the screen display designated “Reuters Screen LIBOR01” on the Reuters Service (or such other screen display or service as may replace it for the purpose of displaying the relevant British Bankers’ Association Interest Settlement Rates for deposits in US Dollars in the London interbank market) at or about 11.00 a.m. on the relevant day.

Second Existing Credit means a letter of credit issued by Citibank Canada dated 14 December 2010 for CAD 1,375,000.00 (reference no 5220348503) in favour of Chartis Insurance Company of Canada.

Specified Company means either Company or Platinum Holdings.

14.2	In this Letter (unless otherwise provided):
(a)	words importing the singular shall include the plural and vice versa;

(b)	references to:
(i)	paragraphs are to be construed as references to the paragraphs of this Letter;

(ii)	any document shall be construed as references to that document, as amended, varied, novated or supplemented;

(iii)	any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same;

(iv)	except where expressly stated otherwise, any document or person being acceptable or approved or satisfactory shall be construed as meaning acceptable to or approved by or satisfactory to CEP in its sole discretion;

(v)	a person shall be construed so as to include that person’s permitted assignors, permitted transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state; and

(vi)	time are to London time.
14.3	The headings in this Letter are for convenience only and shall be ignored in construing this Letter.

15.	Communications

15.1	Any notice or demand to be served on either Company by CEP hereunder may be served by:
(i)	facsimile to each of the facsimile numbers for the relevant Company specified in Schedule 1;

(ii)	registered or certified letter to each of the addresses for the relevant Company listed in Schedule 1, in each case marked for the attention of the addressees listed in Schedule 1 and such notice or demand shall only be deemed served upon deemed service of the follow-up facsimile or letter in accordance with paragraph 15.3.

15.2	Unless otherwise stated, any notice or demand to be served on CEP by either Company hereunder must be served on CEP either at its address stated at the beginning of this Letter (or such other address as CEP may notify the Companies of from time to time on at least five (5) Business Days’ notice) or by facsimile to the number stated on the letterhead at the beginning of this letter or such other facsimile number as CEP may notify the Companies of from time to time on at least five (5) Business Days’ notice.

15.3	Any notice or demand:
(a)	sent by post shall be deemed to have been served on the relevant party on the third Business Day after and exclusive of the day of posting; or

(b)	sent by telex or facsimile shall be deemed to have been served on the relevant party when confirmation is received.
In proving such service by post it shall be sufficient to show that the letter containing the notice or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

16.	Confidentiality

16.1	CEP undertakes that it shall not disclose to any person any confidential information concerning the business or affairs of the Group except as permitted by paragraph 16.2 and shall not use such information for any purpose other than to perform its obligations under this Letter.

16.2	CEP may only disclose confidential information concerning the Group :
(a)	to its employees, officers, representatives or advisers who need to know such information for the purposes of carrying out CEP’s obligations under this Letter. CEP shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party’s confidential information comply with this paragraph 16; and

(b)	as may be required by law, court order or any governmental or regulatory authority.
17.	Governing Law

17.1	This Letter shall be governed by English law and for the benefit of CEP each Company irrevocably submits to the jurisdiction of the English Courts in respect of any dispute which may arise from or in connection with this Letter or any Credit.

17.2	A person who is not a party to this Letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Letter, save that Citibank N.A. may enforce paragraph 13.5.

18.	Anti-Tying

Citigroup’s Corporate and Investment Bank’s anti-tying policies are set out in Schedule 2 and incorporated herein by reference.

Yours faithfully,
/s/ Phillip Arch, Vice President
For and on behalf of Citibank Europe plc

Accepted and agreed on June 30, 2011
/s/ Gavin Collery, Senior Vice President, Chief Financial Officer and Secretary
For and on behalf of Platinum Underwriters Bermuda, Ltd.
________________________________________________
For and on behalf of Platinum Underwriters Bermuda, Ltd.

Accepted and agreed on June 30, 2011
/s/ N. Adriana Nivia, Senior Vice President, Chief Financial Officer and Secretary
For and on behalf of Platinum Underwriters Reinsurance, Inc.

Accepted and agreed on June 30, 2011
/s/ Michael E. Lombardozzi, Executive Vice President, General Counsel and Chief Administrative Officer
For and on behalf of Platinum Underwriters Holdings, Ltd.
as a party hereto solely for purposes of paragraph 9.2

Schedule 1
Notice Details
For notices or demands to Platinum Underwriters Bermuda, Ltd.

Facsimile:	(441) 295 4605
Address:	The Belvedere Building, 69 Pitts Bay Road, 2nd Floor, Pembroke, HM08, Bermuda
FAO:	Gavin P. Collery, Senior Vice President, Chief Financial Officer and Secretary Roger M. Marshall, Vice President and Controller Douglas J. Anthony, Assistant Vice President and Assistant Controller
For notices or demands to Platinum Underwriters Reinsurance, Inc.

Facsimile:	(212) 238 9438
Address:	2 World Financial Center, 225 Liberty Street, Suite 2300, New York, NY 10281
FAO:	N. Adriana Nivia, Senior Vice President, Chief Financial Officer and Treasurer Karen E. Kattan, Treasury Operations Officer

Schedule 2
Anti-Tying Disclosure
Citigroup’s Global Corporate and Investment Bank (“GCIB”) maintains a policy of strict compliance to the anti-tying provisions of the U.S. Bank Holding Company Act of 1956, as amended, and the regulations issued by the Federal Reserve Board implementing the anti-tying rules (collectively, the “Anti-tying Rules”). Moreover, our credit policies provide that credit must be underwritten in a safe and sound manner and be consistent with Section 23B of the Federal Reserve Act and the requirements of federal law. Consistent with these requirements, and the GCIB’s Anti-tying Policy:
•	Companies will not be required to accept any particular product or service offered by Citigroup or any Citigroup affiliate as a condition to the extension of commercial loans or other products or services to Companies by Citigroup or any of its subsidiaries, unless such a condition is permitted under an exception to the Anti-tying Rules.
•	GCIB will not vary the price or other terms of any Citigroup product or service based on the condition that Companies purchase any particular product or service from Citigroup or any Citigroup affiliate, unless we are authorized to do so under an exception to the Anti-tying Rules.
•	GCIB will not require Companies to provide property or services to Citigroup or any affiliate of Citigroup as a condition to the extension of a commercial loan to Companies by Citigroup or any Citigroup subsidiary, unless such a requirement is reasonably required to protect the safety and soundness of the loan.
•	GCIB will not require Companies to refrain from doing business with a competitor of Citigroup or any of its affiliates as a condition to receiving a commercial loan from Citigroup or any of its subsidiaries, unless the requirement is reasonably designed to ensure the soundness of the loan.